Exhibit 5.2

CONSENT OF EXPERT

The undersigned hereby consents to references to, excerpts from, summaries of, the information derived from, and the incorporation by reference of the report titled "Waterberg Definitive Feasibility Study Update, Bushveld Igneous Complex, Republic of South Africa" dated October 9, 2024 with an effective date of resources and reserves of August 31, 2024, and to the references, as applicable, to the undersigned's name included in or incorporated by reference into the Registration  Statement on Form F-10 and any amendments or supplements thereto filed by Platinum Group Metals Ltd. with the United States Securities and Exchange Commission.

/s/ Charles J. Muller
Charles J. Muller November 13, 2024